Exhibit 99.1

CORPORATE PARTICIPANTS
Steven Nielsen Dycom Industries, Inc. - President, CEO
Tim Estes Dycom Industries, Inc. - Executive VP, COO
Rick Vilsoet Dycom Industries, Inc. - General Counsel
Drew DeFerrari Dycom Industries, Inc. - CFO

CONFERENCE CALL PARTICIPANTS
Alex Rygiel FBR & Company - Analyst
Tahira Afzal KeyBanc Capital Markets - Analyst
John Rogers D.A. Davidson & Co. - Analyst
Adam Thalhimer BB&T Capital Markets - Analyst
Christian Schwab Craig-Hallum Capital Group - Analyst
Noelle Dilts Stifel Nicolaus - Analyst
Jennifer Fritzsche Wells Fargo Securities, LLC - Analyst
Alan Mitrani Sylvan Lake Management - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Dycom results conference call. For the conference all the participants lines are in a listen-only mode. There will be an opportunity for your questions, instructions will be given at that time. (Operator Instructions). As a reminder today's call is being recorded.

I'll turn the conference over to your host, Mr. Steven Nielsen. Please go ahead, sir.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Thank you, John. Good morning, everyone. I would like to thank you for attending this conference call to review our second quarter fiscal 2016 results. During the call we will be referring to a slide presentation, which can be found on our website, www.dycomind.com, under the heading Events. Relevant slides will be identified by number throughout our presentation. Going to slide three, today we have on the call Tim Estes, our Chief Operating Officer, Drew DeFerrari, our Chief Financial Officer, and Rick Vilsoet, our General Council.

Now I will turn the call over to Rick Vilsoet.

Rick Vilsoet - Dycom Industries, Inc. - General Counsel

Thank you, Steve.

Except for historical information, the statements made by company management during this call may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including those related to the Company's outlook, are based on management’s current expectations, estimates and projections and involve known and unknown risks and uncertainties, which may cause the Company's actual results, in future periods, to differ materially from forecasted results.

Those risks and uncertainties are more fully described in the Company's annual report on Form 10-K for the year-ended July 25, 2015 and other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements.

Steve?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Thanks, Rick. Now moving to slide four and a review of our second quarter results.

As you review our results, please note that we have presented in our release and comments certain revenue amounts excluding revenues from businesses acquired during the fourth quarter of fiscal 2015 and the first quarter of fiscal 2016, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share, all of which are Non-GAAP financial measures. See slides 13 through 18 for a reconciliation of Non-GAAP measures to GAAP measures.

Revenue increased significantly year-over-year to $559.5 million, an increase of 26.8%. This quarter was impacted by a broad increase in demand from several key customers as we deployed one gigabit wireline networks and grew core market share. These factors offset a reduction in services for wireless carriers. Gross margins were in line as a percentage of revenue reflecting changes in work type mix, cost to expand operations for several large programs and more pronounced seasonality due to acquisitions made during calendar 2015, offset by fuel savings.

General and administrative expenses improved year-over-year, decreasing 108 basis points. All of these factors produced Adjusted EBITDA of $66.4 million, or 11.9% of revenue, and Adjusted Diluted Earnings per Share of $0.54, compared to $0.27 in the year-ago quarter. Cash and availability on our credit facility totaled $309.3 million.

While we experienced slight margin pressure during the quarter, our second quarter Adjusted Earnings per Share represented the best second quarter and the fifth best quarter in our history. Our $2.1 billion in backlog growth year-over-year and over $1 billion in growth sequentially, amply demonstrates that our customers continue to convert aggressive plans for the future into specific initiatives. The decision by our Board of Directors to increase our share buyback authorization from $50 million to $100 million reflects the magnitude of new business growth opportunities we foresee.

Going to slide five, today a number of major industry participants are deploying significant wireline networks across broad sections of the country. These newly deployed networks are generally designed to provision bandwidth enabling one gigabit speeds to individual consumers. One industry participant has articulated plans to deploy speeds of ten gigabits while others are preparing to do so.

These industry developments have produced opportunities across a broad array of our existing customers, which, in aggregate, are without precedent for the industry in our experience. Currently we are providing program management, engineering and design, aerial and underground construction and fulfillment services for one gigabit deployments. These services are being provided across the country in dozens of metropolitan areas to a number of customers.

Revenues and opportunities driven by this new industry standard accelerated during the second quarter fiscal 2016. Customers are continuing to reveal with more specificity multi-year initiatives that are being implemented and managed on a market by market basis. As we now clearly understand the activity levels required for 2016 and beyond, it is clear that calendar 2015 was the foundational year for a massive investment cycle in wireline networks which will be more meaningful than the one that occurred for us in the 1990s.

We remain confident that our competitively unparalleled scale and market share as well as our financial strength position us well to deliver valuable service to our customers and robust returns for our shareholders. Now moving to slide six.

During the quarter we experienced the effects of a strong overall industry environment. Organic revenue grew 19.4%. Our top five customers combined to produce 68.9% of revenue, increasing 42.5% organically while all other customers decreased 11.9% organically. Of note, five of our top six customers grew organically for the fourth consecutive quarter.

AT&T was our largest customer at 22.4% of total revenue or $125.3 million. AT&T grew 28.6% organically year-over-year. Growth in wireline services more than offset an expected year-over-year decline in wireless.

Revenue from CenturyLink was $83.4 million or 14.9% of revenue. CenturyLink was our second largest customer. Revenue from Comcast was $75.3 million or 13.5% of revenue. Comcast was our third largest customer and grew organically 29.8%. Verizon was Dycom's fourth largest customer for the quarter at 11.9% of revenue or $66.3 million. Verizon grew organically 137.9%. Of note, this quarter's revenue was the largest with Verizon since the fourth quarter of 2005. And finally, revenue from a customer who has requested that we not disclose their identity was $35.2 million or 6.3% of revenue. It was our fifth largest customer.

We are particularly pleased that we have continued to gain share and expand our geographic reach. In fact, over the past five quarters, we have meaningfully increased the long-term value of our maintenance business, a trend which we expect will parallel our deployment of one gigabit networks.

Going to slide seven, backlog at the end of the second quarter was $5.056 billion versus $3.967 billion at the end of the first quarter of 2016, an increase of approximately $1.09 billion. Of this backlog approximately $1.999 billion is expected to be completed in the next 12 months. Both backlog calculations reflect outstanding performance as we continue to book new work and renew existing work.

We continue to anticipate substantial future opportunities across a broad array of our customers. For AT&T we secured construction services agreements in Kentucky, Tennessee, North Carolina, South Carolina, Georgia and Florida. From Comcast we received construction services and construction and maintenance service agreements in Illinois, Maryland, Virginia, Tennessee and Georgia. With Windstream we secured construction and maintenance services agreements in New York, Iowa, Pennsylvania, Ohio, Missouri, Kentucky, Oklahoma, Mississippi, Tennessee, South Carolina, Georgia and Florida.

For Time Warner Cable we renewed installation service agreements for Wisconsin, New York, Ohio, New Jersey, and North Carolina. And finally we extended our underground facilities locating agreement with Southern Cal Edison. Head count seasonally declined during the quarter to 11,980.

Now I'll turn the call over to Drew for his financial review and outlook.

Drew DeFerrari - Dycom Industries, Inc. - CFO

Thanks, Steve, and good morning, everyone.

Going to slide eight. Contract revenues for Q2 of 2016 were $559.5 million and organic growth was at 19.4%, reflecting solid growth from several of our top customers. Acquired businesses contributed $32.9 million of revenue in the current period. Adjusted EBITDA increased to 11.9% of revenue, or $66.4 million, compared to 10.8%, or $47.6 million, in the year-ago period. Gross margins were in line year-over-year and were pressured by certain near term factors.

Those factors impacted year-over-year comparisons and pressured our actual results as compared to the expectations that we provided in November. First, for the year-over-year impacts. We experienced variations in work-type mix, costs incurred to expand operations for several large customer programs, and pronounced seasonality from recent acquisitions. Offsetting these impacts was a $1.6 million benefit from lower fuel prices.

Second, for the comparisons to our November expectations, actual gross margins came in lower than expectations by approximately 100 basis points. This pressure to our expectations resulted from productivity initiatives in certain operations where we are growing to address significant customer demand, and a more pronounced seasonal impact from the businesses we acquired during calendar 2015.

For the outlook that we are providing today for Q3 and Q4 of 2016, we considered the productivity impacts of these near-term factors. We believe the impacts will dissipate in the later part of Q3 2016.

Now for G&A. G&A, as a percent of revenue, decreased 108 basis points year-over-year from improved operating leverage as the Company efficiently increased in scale. Non-GAAP Adjusted EPS was $0.54 compared to EPS of $0.27 in Q2 2015. Our Non-GAAP Adjusted EPS for Q2 2016 excludes the impact of non-cash amortization of the debt discount on our senior convertible notes. Now moving to slide nine.

Our balance sheet and financial profile continue to reflect the strength of our business. Our liquidity is over $309 million, consisting of availability under our credit facility and cash on hand. We have no significant debt maturities over the next several years. Our senior credit facility matures in fiscal year 2020. At the end of the quarter we had $150 million outstanding on the term loan and $103.3 million drawn on the revolver. Next, our 0.75% coupon convertible notes at an aggregate principle amount of $485 million have a maturity date in fiscal year 2022.

Operating cash flows were $75.4 million during the quarter, which increased compared to Q2 2015, primarily from greater earnings in the current year period. Net working capital changes also contributed to operating cash flow while still providing the ongoing investment necessary to support the growth that we are experiencing with our top ten customers.

DSOs for accounts receivable and unbilled costs in excess of billings, net were at 99 days, which increased from the 96 days last year. This change included an increase of approximately one week for net unbilled completed work performed. For certain customers with dramatically increased volumes of activity, we experienced some customer administrative processing delays due to volume and in one case the implementation of new procedures. As these customer programs mature, the efficiencies of these processes should improve. For billed accounts receivable, our DSOs improved three days year-over-year, resulting from the collection of aged balances from certain rural customers but offset, in part, by a slight increase in standard retainage balances necessary on certain large, ongoing contracts.

Capital expenditures made to facilitate our growth and maintain our fleet represent key investments for us. CapEx, net of disposals, was $48.7 million during Q2 and gross CapEx was at $50.1 million. With the December 2015 extension of tax regulations, which provide for bonus depreciation on CapEx, we were able to generate significant cash tax savings during fiscal 2016 related to the capital expenditures. Reflected on the balance sheet at the end of Q2 we now have an income tax receivable of approximately $29.3 million, which will benefit our 2016 operating cash flows as the amount is applied towards taxable income.

Over the last 12 months we have increased our investment in CapEx up to $147.1 million. Not only has this supported an annual organic revenue increase of over $355 million but the investments in our fleet of assets will also contribute to our achievement of higher operating levels, responsive to our backlog, that now exceeds $5 billion. Based on our outlook and new awards, we are raising our expectations for CapEx, net of disposals, for the full year of 2016 up to $175 million.

In summary, we continue to maintain a strong balance sheet which has enabled us to effectively invest in organic growth opportunities that provide for solid returns and increased long-term valuation.

Now going to our outlook on slide ten. For Q3 of 2016 our outlook contemplates normal winter weather patterns and we currently anticipate revenues which range from $585 million to $605 million. We expect a broad range of demand by several large customers, robust one gigabit deployments, CAF II underway, core market share growth, and cable capacity projects expanding. This outlook includes an expectation of approximately $20 million of revenue from recently acquired businesses.

For Q3 of 2016, gross margin percent is expected to be in-line with Q3 2015. This reflects a solid mix of customer growth opportunities with margins impacted by costs to expand operations for several large customers, and an expectation for normal winter weather and related impacts on productivity.

Total G&A costs, as a percent of revenue, are expected to decline from Q3 2015 from continued operating leverage on our increased scale. Total G&A is expect to include $4.0 million of share-based compensation compared to $3.2 million in the year-ago period.

Depreciation and amortization is expected to range from $31.6 to $32.3 million. Adjusted interest expense of approximately $3.7 million will include the 0.75% cash coupon on our convertible notes, interest on our senior credit agreement, amortization of debt issuance costs and other interest. Adjusted interest expense excludes $4.2 million of interest expense for non-cash amortization of the debt discount. Other income from asset sales is expected to range from $2.8 million to $3.2 million.

Our effective tax rate is expected to be approximately 38.2% during Q3 2016. These factors are expected to generate an Adjusted EBITDA margin percent, which is in-line or slightly better than the Q3 2015 result and Non-GAAP earnings which are currently expected to range from $0.70 to $0.78 per diluted share. This range of Non-GAAP earnings per share excludes the non-cash amortization of the debt discount on our senior convertible notes. We expect approximately $33.5 million diluted shares during Q3 2016 with shares gradually increasing in subsequent quarters. Now going to slide 11.

As a result of our 52/53-week calendar, please note that Dycom's Q4 of fiscal 2016 will include 14 weeks of operations compared to 13 weeks during Q4 of fiscal 2015. Looking ahead to Q4 of fiscal 2016, we currently expect total revenue growth in the mid to high twenties as a percentage of revenue compared to Q4 2015.

This growth includes the increase for the additional week of operations in Q4 2016 as the result of our 53-week fiscal calendar. We expect a broad range of demand by several large customers, robust one gigabit deployments, CAF II underway, core market share growth and cable capacity projects expanding. This outlook includes an expectation of approximately $40 million of revenue from recently acquired businesses.

We expect margins to increase over the Q4 2015 result. G&A is expected to decline as a percent of revenue year-over-year from improvement in operating leverage. Non-cash stock-based compensation is expected to be approximately $4.3 million and the Adjusted EBITDA margin percent is currently expected to increase from Q4 2015.

Other factors influencing results include depreciation and amortization, which is expected to range from $34.2 million to $35 million. Adjusted interest expense is expected to be approximately $3.9 million, excluding $4.6 million of interest expense for the non-cash amortization of the debt discount and other income from asset sales is expected to range from $1.1 million to $1.6 million.

Now, I will turn the call back to Steve.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Thanks, Drew. Moving to slide 12.

Within a growing economy we experienced the effects of a robust industry environment and capitalized on our significant strengths. First and foremost, we maintained strong customer relationships throughout our markets. We continued to win and extend contracts at attractive pricing.

Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities. The end market drivers of these opportunities remain firm and are strengthening. Telephone companies are deploying fiber-to-the-home and fiber-to-the-node technologies to enable video offerings at one gigabit high-speed connections. These deployments are accelerating and impacting our business. Some of those telephone companies previously deploying fiber-to-the-node architectures have definitively transitioned to fiber-to-the-home deployments while others are beginning to provision video over their fiber-to-the-node architectures.

Cable operators are continuing to deploy fiber to small and medium businesses and with increasing urgency. Some are doing so in anticipation of the customer sales process. Overall cable capital expenditures, new build opportunities and capacity expansion are increasing. Dramatically increased speeds to consumers are being provisioned.

New projects resulting from the Connect America Fund II are in planning and engineering with construction launching shortly. These projects are deploying fiber deeper into rural networks and more are expected as new multi-year opportunities emerge through the balance of this calendar year. Additionally, for one recipient, we have received assignments to perform fixed wireless deployments.

Customers are consolidating supply chains, creating opportunities for market share growth and increasing the long-term value of our maintenance business.

Within this context, we believe we are uniquely positioned, managed and capitalized to meaningfully experience an improving industry environment to the benefit of our shareholders. We remain encouraged that our major customers possess significant financial strength and are committed to multi-year capital spending initiatives. These initiatives are meaningfully accelerating and expanding in scope across a number of customers.

We remain confident in our strategies, the prospects for our company, the capabilities of our dedicated employees and the experience of our management team as we grow our business and capitalization.

Now, John, we'll open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). We'll first go to the line of Alex Rygiel with FBR. Please go ahead.

Alex Rygiel - FBR & Company - Analyst

Thank you. Good morning, Steve, Tim and Drew. Tremendous quarter. Congratulations.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Thanks, Alex.

Alex Rygiel - FBR & Company - Analyst

Steve, you talked a little bit about backlog. Backlog grew quite a bit sequentially. An amazing number. Can you talk a little about your success with CAF II so far? How much of that's been backlogged now and is there more to come?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Yes, there's a modest amount of CAF II in backlog. There's wireless in the backlog, there's some wireline projects with a number of customers but we expect more this quarter, this third quarter.

Alex Rygiel - FBR & Company - Analyst

And secondly, your margins were a little bit compressed in the quarter. Obviously you called out a number of items that created that. Clearly mobilizing interest in new contracts was somewhat of a negative effect. Can you talk about what the typical timeline looks like to reach normalized margins when you're deploying into new contracts?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Yes, I think, as we talked about in Drew's comments, we see that dissipating by the end of the third quarter. So typically there can be a couple, three-month impact. Sometimes it may be less or sometimes it may be more, depending on the geography.

In this particular quarter we have mobilized, in part, into some small contracts in the northeast, where we had more weather effects. So it depends on where you are also.

Alex Rygiel - FBR & Company - Analyst

And lastly, Drew had mentioned that you're expecting cable opportunities to expand. Some like to think that that somewhat contradicts the message coming out of cable operators with regards to the ease of their deployment of DOCSIS 3.1. Can you talk about how you benefit from the expansion of DOCSIS 3.1?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

So, I'm not going to hit that directly other than to say that there are certainly initiatives to expand cable capacity. One of our customers talks about them on their conference, on their earnings calls.

And in addition there's a large equipment supplier to the cable industry that has lots of expertise around the technology and I just point you to their comments on their most recent earnings call where they talked about DOCSIS 3.1 and kind of its relationship to pushing fiber deeper and increasing capacity.

Alex Rygiel - FBR & Company - Analyst

Very helpful. Thank you. Congratulations.

Operator

Our next question is from Tahira Afzal of KeyBanc Capital Markets. Please go ahead.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Hi, Steve and congrats on the phenomenal backlog.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Thanks, Tahira.

Tahira Afzal - KeyBanc Capital Markets - Analyst

The first question is, you know, we heard from your clients as well that this is going to be a pretty long cycle. You have a lot of experience in this industry. If you were to look out, can you sort of guess at when you think you could hit peak revenues?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

So Tahira, I think we have to think about that in a couple of ways. If we look back to the Verizon FiOS initiative, that started in 2004 and we're still working at it today and happy to have the business. So these are big networks. This is a big country. And it takes a while to get through these contracts.

And as with respect to peak, I think the way I think about the history of the company is our customers have deployed more networks that's increased the amount of installed plant, which meant there's been maintenance opportunities, there's been market share opportunities. And I think as I highlighted in my comments, this quarter, which was a winter quarter, was the largest quarter we have had with Verizon in ten years. So who is to say what peak is when you have that dynamic.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Fair enough, Steve. And I guess second question, let's say if I was to look at your implied fiscal fourth quarter revenue growth and I take out that extra week, I'm looking at, sort of maybe at best, lower teens revenue growth. But that's exceptionally strong.

Is that something you can maintain as you see, based on the backlog profile? And would you have to add further investments, let's say, a year down the road if you saw the same sort of growth going forward?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

So I think your math is in line with ours, Tahira, so I think that's right. We'll hope to do better. We've still got some time. But I think that's where we see it.

I think when you think about the organic growth in the trailing period, the fourth quarter last year we grew at 18%. To have an 18% organic growth and then comp it in the low teens, I think there's lots of folks that would love to have that kind of performance in their outlook. So I think it signifies good performance. There are still programs that are out there. There's still things that are coming on board.

So, yes, we'll hope to do that, realizing that if you look at it, if you look our wireline business in the trailing four quarters to the second quarter, we had almost $450 million of organic growth, which is a pretty good-sized company to be building once a year. That's our objective.

Tahira Afzal - KeyBanc Capital Markets - Analyst

That's very true. Your growth even in the low teens is enviable in this environment. I guess what I'm asking is, you know, to sustain that growth, let's say demand is strong for many years. Are you going to have to make some incremental investments like the ones you have made in fiscal second and will be making in third quarter every now and then, maybe every once a year?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Well, if you're speaking with respect to CapEx, there's certainly a maintenance CapEx level that this year we think is $75 million, $80 million. We've got $100 million additional for growth.

We're getting high returns on invested capital. We're getting high returns on equity. And we're happy to spend the money if we can have those kind of return levels. So we don't see that as a problem. We see that as a good thing.

Tahira Afzal - KeyBanc Capital Markets - Analyst

All right. Last question and then I'll hop back in the queue. I guess would you say that the implied, sort of, 9% operating margin in your guidance for this year, would you say those are peak or do you think you can expand on those?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

So the industry is in a cycle where we need to grow capacity. And we've got to have good returns because we're spending lots of money. Everybody in this industry is spending lots of money to grow capacity right now. And we think if that continues that hopefully we'll get smarter as we go. We'll take some costs out. We'll get better at running the business. We always have initiatives to take cost out. And so we've talked about mid-teens EBITDA for a long period of time and we think we can get there.

Tahira Afzal - KeyBanc Capital Markets - Analyst

Got it. Thank you and congrats again.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Thank you.

Operator

We'll go to John Rogers with D.A. Davidson. Please go ahead.

John Rogers - D.A. Davidson & Co. - Analyst

Hi. Good morning.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Hi, John.

John Rogers - D.A. Davidson & Co. - Analyst

A couple of things. First of all, Steve, just back on the backlog, you know at this point, especially your long-term backlog relative to your revenue, I mean, it's the highest that I have seen it in a long time. Could you just talk about that a little bit more. I mean, how secure are these contracts? What sort of visibility? Is there a change in the business where these larger customers want to lock you up for longer periods? Or how should we think about the security and visibility that that backlog provides for you?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I think we have had lots of success, John, in our core master services agreement business. So we have had some good renewals and expansion. Those typically come in at three years. Sometimes longer, the work with Verizon is longer. So clearly I think, as your question highlights, there's been an extension in the visibility we have because those core businesses are under contracts for longer periods of time.

I think with respect to some of the newer opportunities, clearly customers realize that there are substantial commitments that are being made by us and everybody else to grow capacity. And typically they reflect that in the term of the agreement so that we can have some certainty around making the investment. So I don't think that's unusual for this environment, given all that has to get done.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. And then just back to the gross margin for a second. It looks like based on, I think, Drew's comments on 100-basis point variance there. It's $10 million or $15 million a quarter that you're investing.

Can you give us a little bit more specificity on what those costs are. Is it training? Is it less efficient crews as they're starting up? Or is it, you know, I just want to understand that it's not more difficult sites or conditions that could persist.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

John, it's not more difficult conditions. These are just the costs that are associated with hiring the supervisors and the safety people and the field staff to administer the processes that you have in place before the work shows up. You can't just show up the same day as the craft people to administer the business. And clearly when you're just kicking off a program, there's going to be some learning curve even for the folks in the field, in new geographies. So there's nothing unusual here. This is just the way the business works.

John Rogers - D.A. Davidson & Co. - Analyst

Okay. And then lastly, if I could, Drew, what did you say, I missed your comment on tax rate that you're expecting. And then if you wouldn't mind running through the customers.

Drew DeFerrari - Dycom Industries, Inc. - CFO

Sure. Yes, John, so the tax rate we expect is about 38.2%, which is the year-to-date rate so far as well. And then from a customer on a split perspective, Windstream was number six at 5.5% of revenue. Time Warner Cable was number seven at 4.2% of revenue. Charter Communications was number eight at 2.1% of revenue. Crown Castle was number nine at 1.4% and Questar Gas was number ten at 0.8% of revenue. Telco was at 64.5%. Cable was at 25.5%. Facility locating was at 6%. And the electrical and all other was at 4%.

John Rogers - D.A. Davidson & Co. - Analyst

Great. Thank you.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Thank you.

Operator

Your next question is from Adam Thalhimer with BB&T Capital Markets. Please go ahead.

Adam Thalhimer - BB&T Capital Markets - Analyst

Good morning, guys.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Good morning, Adam.

Adam Thalhimer - BB&T Capital Markets - Analyst

Steve, I wanted to start off with some of the disclosures you made around the current awards. Like, for AT&T, some of the states overlap. Last quarter you had North Carolina, South Carolina, Georgia, Florida for three years and we have the same states showing up here for four years in this slide deck. So I was just curious on that.

And then on the Comcast, there's construction services contracts and then also construction and maintenance services contracts. So it's kind of a new dynamic there in terms of the contract description.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I think, Adam, just to address both points, that we have some of these new network deployments that we're calling construction services. So where the primary focus of the contract is really deployment of new technology.

And then we have our existing or new, in some instances, construction and maintenance agreements which are traditional master service agreements which can deploy new technology but are more focused around extensions to small and medium businesses, routine maintenance, deployment in subdivisions. Just the average business as usual work that we have. And so in some instances a customer may cover them both in one agreement. In others, they may have two separate agreements.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay. Very helpful. And then you also talked about in here that, this is kind of a change in your language, customers are revealing with more specificity multi-year initiatives. I'm just wondering if you can expand on that.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Yes, I think these programs are now underway and of such scale that customers are now starting to talk about their three-year operating plans as to where exactly houses are going to be passed with new network. So in any one of these initiatives, you go through the overall goal or objective-setting by the customer and then they have to go through a pretty detailed process to tell everybody where that money's going to be spent. And we're well down that road to understanding where it's going to be spent.

Adam Thalhimer - BB&T Capital Markets - Analyst

So if I go back to one of Tahira's questions, does that give you more visibility on kind of one-year, two-year, three-year organic growth potential?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I think it does, Adam, as always, right. This is a dynamic business. There's always going to be new opportunities and perhaps every once in a while a disappointment. But clearly given the size of the company, to have $5.0 billion in backlog and $2.0 billion that we have visibility to for the next 12 months is a pretty good place to be.

I would also remind you that the way we value our master contracts is we look to trailing revenue to determine the monthly value. So as we're growing organically, you can make an argument that that 12-month backlog is probably even higher than our method would calculate.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay. Great. Thank you.

Operator

Our next question is from Christian Schwab with Craig-Hallum Capital Group. Please go ahead.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Good morning, guys. I guess I just need a little bit more help on this work mix. Can you just give a little bit more specifics of what exactly happened in the quarter that modestly, for gross margins.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

So last year, Christian, we had talked about on this call for the second quarter 2015 that we had good results. Although these are better, but we had good results a year ago based on the fact that we had and increased mix of aerial construction, which is less impacted by seasonality. We had a little bit lower portion of the business this year that was aerial and technical services. And so the mix interacting with the seasonality just put a little bit of pressure year-over-year on the margin.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Okay. Great. That's great. And then I'm trying to understand why the acquired businesses may be more seasonal than the rest of the business?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I think you're calling us from Minnesota, Christian, aren't you?

Christian Schwab - Craig-Hallum Capital Group - Analyst

I am.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

There's more seasonality in the upper midwest, which is where the largest of those acquisitions occurred. So just more seasonal effect. We tried to get it right. We wished we had done better but there was a little more impact than we expected.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Excellent. And then I'm trying to, I don't know if I completely understood comments earlier. I'm trying to figure out what's going on at Verizon for such wonderful revenue.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

So starting a year ago, Christian, we disclosed on that call that we had secured a new agreement with Verizon to substantially expand our footprint. There was a staging effect where each quarter, we have added some new territory.

We added a substantial amount of territory in this quarter, actually just at the end of the first quarter. There's a little bit more to go in this third quarter. And even into the fourth quarter. And then that will be online. I would just say, generally, that also the activity in the existing footprint has just been fairly busy.

Christian Schwab - Craig-Hallum Capital Group - Analyst

Excellent. I don't have any other questions. Thanks, guys.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Thank you.

Operator

And next we'll go to Noelle Dilts with Stifel. Please go ahead.

Noelle Dilts - Stifel Nicolaus - Analyst

Hi. Thanks for taking my question. So just, not to beat a dead horse but going back to the margin impact, you talked about mix and investments and operation and seasonality. Can you just give us a sense of the relative impact there of those factors on the margin in the quarter?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I think the majority of let's call it approximately 100 basis points was around the cost and the expanding operations, and less so on the seasonal factors. And, just keep in mind, on a sequential basis, while fuel was down a little bit, it wasn't significant. So there wasn't much of a tailwind from fuel on a sequential basis.

Noelle Dilts - Stifel Nicolaus - Analyst

Okay. And then I just want to go to the long-term mid-teens EBITDA margin goal that you have expressed in the past. I mean, how are you thinking about that right now, given that you are looking at this tremendous growth opportunity and the potential need to continue to invest in operation. Is that something you still think is attainable in the cycle? Can you just give us some updated thoughts there?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Yes, we do. I think if you look at kind of the what, I will call, recontouring the third and fourth quarter, we're making progress when you look at it on the year. We feel that we'll have momentum going into the next fiscal year. No guarantees. But this is a good environment where we're investing a lot. And when we invest a lot to grow capacity, generally margins go up to reflect that effort.

Noelle Dilts - Stifel Nicolaus - Analyst

Great. And then on just the CAF II project, could you talk a little bit about the, essentially the profitability profile of those jobs and given their project opportunities, could they actually be a little bit more profitable than some of the work that you do under MSAs?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

So generally these projects are going to be in areas of the country that are fairly rural. In some ways very analogous to the work that we did under the stimulus program in our fiscal kind of 2010, 2011, 2012. And we have lots of experience in rural. We have businesses that have worked in rural America for, you know, decades. And it's going to be appropriate to the level of effort and what it costs to secure the resources, but there's nothing one way or another that would say that it was more difficult to earn good returns on that type of project.

Noelle Dilts - Stifel Nicolaus - Analyst

Great. Thank you.

Operator

Next question is from Jennifer Fritzsche with Wells Fargo. Please go ahead.

Jennifer Fritzsche - Wells Fargo Securities, LLC - Analyst

Thanks. Three if I may. First on head count, I was surprised to see it decline sequentially and I just wanted some color on that. Secondly, I think you said you have been working on some wireless local loop projects for a CAF provider, I realize you can't say the name but that's interesting to me. Can you talk about how you participate there? And then third, the bigger question, I think Drew mentioned cable is 25% of your revenue. Bigger picture, longer term, Steve, can you see that getting to about a third of your revenue?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

We'll try to knock them off one at a time. With respect to CenturyLink we had a really busy calendar 2015 with CenturyLink. And it's not unusual every once in a while for a customer to pause in kind of the pace of activity. They have lots of CAF work they're looking at doing. We have good opportunities with them. So I'm not over reading anything into that development.

And then with respect to the fixed wireless and CAF, there's clearly been one CAF recipient that's identified publicly that they'll perform that work with fixed wireless. We're pleased to be participating with them on that, clearly none of the other recipients will do that.

They don't have any spectrum nor any wireless infrastructure so it's really an opportunity for everybody that's limited to that one particular recipient. And then with respect to cable, Jennifer, we're growing, as you can see in the numbers we have disclosed, we're growing nicely, particularly with Comcast. We're growing nicely with a number of other customers.

So whether it grows as a percent of the whole company I guess is kind of a relative growth question. And I don't want to imply that the other parts of the business wouldn't grow as fast or faster than cable. Nor would I say that cable is going to slow down.

So I think it's possible that it gets bigger as a percentage but I think everything is growing right now. In fact, even if you look at our overall business, we're actually feeling a little better about wireless, we think, in the third quarter we'll probably lap the year ago quarter in revenue for the first time in about five or six quarters. So we've even got some other areas that are coming back.

Jennifer Fritzsche - Wells Fargo Securities, LLC - Analyst

Got it. And just if I may one more. Verizon announced the acquisition of XO this week. I know that doesn't close until next year. But to me it showed their willingness to need fiber outside their nine-state footprint post Frontier. Is there a work opportunity that you could do or do you see that as a non-event for you or something that could lead to some additional revenue down the line?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

We've worked for XO for a number of years building metro networks. So we certainly have relationships with both XO and Verizon and I think it's encouraging that Verizon is committing capital because I'm sure they're going to want to grow that footprint. And as I read in their announcement, it's certainly going to be part of their densification efforts. The quality of wireless networks is increasingly a function of how much fiber they have access to, and where. And I think that's what it reflects.

Jennifer Fritzsche - Wells Fargo Securities, LLC - Analyst

Great. Thank you.

Operator

(Operator Instructions). And we'll go to Alan Mitrani, Sylvan Lake Asset Management. Please go ahead.

Alan Mitrani - Sylvan Lake Management - Analyst

Hi, thank you. Steve, can you tell us how big was your wireless revenue base this quarter?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

I think it was about 6%.

Alan Mitrani - Sylvan Lake Management - Analyst

6% of revenues, okay. I appreciate that. And you talked about maintenance earlier on in your conversation. You said about how increasing portion of your business is maintenance and you would go after some of these long-term programs which, especially the 1G programs which have a maintenance tail. Can you expand on that a little more?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Yes, I think I would reframe it just a little differently, Alan. The core maintenance activities that our customers perform generally through master service agreements is what we're really good at. I mean, that's what got us through the recession, not once but twice, maybe three times if you go back far enough. And that's what we're always focused on.

And so even in the newest one gig deployments as you put more network out there, there are going to be maintenance opportunities. So we think that those grow hand in hand, not sequentially. We also, even for those who are not deploying new technology, they're always trying to streamline their procurement practices and to the extent that we can help them do that, we can grow some share there.

If you think about the Verizon contract that we've talked about, we expanded the footprint and they have infrastructure there that will have to be maintained essentially forever. So that's just good for the business.

Alan Mitrani - Sylvan Lake Management - Analyst

Okay, great. And on your employee count, maybe I missed it, but you said it was seasonality to go down. Yet your backlog is going up. I'm assuming you're expecting a meaningful increase in employees over the next couple of quarters in order to be able to deal with all this work. Is that correct?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

There's always a mix, Alan, depending on where the work opportunities are, how much will be subcontracted for that particular opportunity versus done in-house. We also generally do not hire more people in the winter because there's less to get done just because of the seasonality of the calendar. So I wouldn't over-read all that much into the head count one way or another in any individual quarter.

Alan Mitrani - Sylvan Lake Management - Analyst

Okay. And then on the acquisition, I guess it's always very hard to plan where the revenues are going to fall, especially if the company's headquarters is in Minnesota. But when you bought TelCom, you paid about $49 million, the revenue, you thought, was $80 million. It looks like it did $55 already and your guidance seems to imply it's going to go up as well. You're not missing your forecasted revenues on this business, are you? It's just a question of where it falls and the margin impact?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

It's really the contours of the seasonality in the business, which you can do a lot of work. But until you own it and you go through it and you see the dynamics in the business, it was a little more challenging to forecast than we expected. But as we said, that was a small piece of the overall issue.

Alan Mitrani - Sylvan Lake Management - Analyst

Okay. And then finally, I see you doubled your buyback. You didn't buy back any stock this past quarter given the pace of CapEx and where the sales came in. Can you talk about, given the stock has gone from $90.00 to $50.00 or $56.00, wherever it is here, your willingness to buy, especially given that you have no maturities on your debt for years now. Can you talk about that? It seems like it's pretty accretive to buy back stock at these levels.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

So we certainly are happy to buy the stock back when we think that earns a return for the shareholders. We bought a lot of stock back in the last five, six quarters. We're balancing that appetite with what we need to do to make sure that we support our organic growth, because that's always the highest return on capital.

Then we'll look at where our shares are versus acquisition opportunities. I think the good news is, as Drew outlined on his comments on the balance sheet, we've got the strength to probably do more than one of those things. So we'll see it and take advantage of it when it makes sense.

Alan Mitrani - Sylvan Lake Management - Analyst

Thank you.

Operator

And we have follow-up from Noelle Dilts. Please go ahead.

Noelle Dilts - Stifel Nicolaus - Analyst

Actually Alan just asked my question about cash priorities. So thank you.

Steven Nielsen - Dycom Industries, Inc. - President, CEO

All right. Operator, do we have one more question?

Operator

We do, a follow-up from Adam Thalhimer. Please go ahead.

Adam Thalhimer - BB&T Capital Markets - Analyst

Thanks. The project start-up costs that are going to continue in Q3, what's the actual gross margin impact? You talked about 100 basis points in Q2 but do you have a basis point number for Q3?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Yes, I think we look at it as carrying through, Adam, from the second quarter to the third quarter. You know, clearly going through an exercise like we have had where we had to temper our expectations, we're trying not to have to do that again. And hopefully we'll do better but that's where we see it right now.

Adam Thalhimer - BB&T Capital Markets - Analyst

So 100 in Q2, 100 in Q3 and then there's probably some baked in for Q4?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

We have it up in Q4.

Adam Thalhimer - BB&T Capital Markets - Analyst

So there's still start-up costs in Q4, it's just less?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

Well, there's less and there's other strength in the businesses, is what you started up in Q2 and Q3 is producing revenue in Q4.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay. And the other one was, your all other customers, you had swung back to positive organic with them in Q1 and then you were negative in Q2. Is there like a pause ahead of CAF II or what happened there?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

You know, CAF II is really not going to be, other than one particular customer, two customers is going to be a portion of the top five. I wouldn't read too much into it. There was about $9 million of headwind year-over-year on stimulus projects that are finishing up. So that was a portion of it too.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay. Thank you.

Operator

And any closing comments?

Steven Nielsen - Dycom Industries, Inc. - President, CEO

All right. Well, we thank everybody for your time and attention on the call. We look forward to speaking to you next in May. Thank you.

Operator

Ladies and gentlemen, that does conclude your conference. Thank you for your participation. You may now disconnect.